Exhibit 99.1

Priceline.com Reports Financial Results For 1st Quarter 2007

Gross travel bookings increase 33.7% year over year;
 European gross travel bookings grow 91% versus 2006

     NORWALK, Conn., May 8, 2007 . . . Priceline.com Incorporated (Nasdaq: PCLN) today reported its financial results for the 1st quarter 2007.  Gross travel bookings for the 1st quarter, which refers to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers, rose 33.7% year-over-year to $998 million.

Priceline.com had GAAP revenues in the 1st quarter of $301.4 million, a 24.6% increase over a year ago.  Priceline.com’s GAAP gross profit for the 1st quarter was $119.7 million, up 65.7% from the prior year. Priceline.com had a GAAP net loss for the 1st quarter 2007 of $16.3 million or $0.44 per diluted share.  The GAAP results include, among other things, the impact of litigation settlement expenses and an excise tax refund.  Several days ago, priceline.com announced that it had agreed to settle the securities class action litigation that was filed against the Company in 2000 and pay the class plaintiffs $80 million, of which $30 million will be funded by priceline.com’s insurance carriers.  Priceline.com incurred a 1st quarter 2007 net charge of approximately $55 million to settle the litigation and cover expenses.  Priceline.com also announced that in March and April it received notices from the Internal Revenue Service that the Company’s previously disclosed refund request for excise taxes paid on merchant airline tickets had been approved for payment.  As a result, priceline.com recorded in the 1st quarter $15.9 million in revenue and $2.8 million in interest income related to the March IRS notice and expects to record approximately $3 million of additional income in the 2nd quarter 2007 related to the April notice, including estimated accrued interest.

Priceline had pro forma revenues in the 1st quarter of $285.5 million, an 18.0% increase over a year ago.  Pro forma gross profit for the 1st quarter 2007 was $103.8 million, an increase of 43.1% over the same period in the prior year.  Pro forma net income for the quarter was $17.4 million, or $0.43 per diluted share, which compares to $7.6 million, or $0.19 per diluted share in the same period a year ago.  First Call analyst consensus for the 1st quarter 2007 was $0.27 per diluted share. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures in this press release and the attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

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 “First quarter pro forma earnings growth exceeded our expectations in both the United States and Europe,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “In Europe, Booking.com benefited from 91% growth in gross travel bookings as we continued to build the business across Europe.  In the United States, pro forma earnings growth was driven by 8% growth in merchant gross travel bookings and greater efficiencies in marketing, which cost gross travel bookings, but significantly decreased acquisition costs.”

Looking towards the 2nd quarter 2007, Mr. Boyd said, “We expect to see continued growth in our European operations from increased penetration of larger markets, geographic expansion and integration initiatives.  In our domestic business, we believe the merchant business and marketing efficiencies will continue to drive domestic earnings growth; however, we believe that the impact of lower margins on retail airline tickets and the higher return hurdles we have imposed on marketing investment will continue to negatively impact the retail airline ticket business and, consequently, domestic gross travel bookings.  As we approach the peak summer travel season, we believe that priceline.com’s Name Your Own Price® travel services can effectively meet the needs of consumers concerned with high fuel prices and mixed economic signals and we expect to emphasize that money-saving message as the Priceline Negotiator ad campaign featuring William Shatner continues.”

Forward Guidance

For full-year 2007, priceline.com reiterated the guidance it had given the previous week in connection with the announcement to settle the 2000 securities litigation and said that it expects to generate approximately $4.1 to $4.2 billion in gross travel bookings in 2007 and to earn approximately $2.90 to $3.10 of pro forma net income per diluted share for full year 2007.  The full-year 2007 pro forma net income per share estimate is based upon an estimated pro forma fully diluted share count of 42.6 million shares.  The estimate of pro forma fully diluted share count uses actual year-to-date stock price data as well as estimated future stock prices based on the closing price of the Company’s stock as of May 7, 2007 to calculate the potential dilutive impact of stock options and convertible debt.  Any material increases or decreases in priceline.com’s stock price will impact the number of fully diluted shares outstanding, which in turn would impact the company’s net income per diluted share results.

Priceline.com said it was targeting the following for 2nd quarter 2007:

•                  Year-over-year increases in overall gross travel bookings of approximately 23% to 28%.

•                  Year-over-year increases in gross travel bookings from Booking.com of approximately 72% to 76%.

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•                  Year-over-year increase in pro forma revenue of approximately 10% to 15%.

•                  Year-over-year increase in pro forma gross profit of approximately 34% to 38%.

•                  Pro forma net income of between $0.80 and $0.90 per diluted share.

Pro forma net income per diluted share guidance for the 2nd quarter and full-year 2007:

•                  excludes cash expenses associated with the settlement of the 2000 securities litigation,

•                  excludes the cash benefit associated with the refund of excise taxes (and related accrued interest) paid on merchant airline tickets,

•                  excludes non-cash amortization expense of acquisition-related intangibles,

•                  excludes non-cash stock-based compensation expense,

•                  excludes option payroll tax expense,

•                  excludes non-cash income tax expense and reflects the impact on income taxes of the pro forma adjustments,

•                  excludes non-cash preferred stock dividends,

•                  includes the additional impact on minority interest expense of the pro forma adjustments described above,

•                  includes the anti-dilutive impact of the “Conversion Spread Hedges” (see below) on outstanding diluted common shares outstanding, and

•                  includes the dilutive impact of additional warrants and shares of unvested restricted stock and restricted stock units because pro forma net income has been adjusted to exclude preferred stock dividend and stock-based compensation.

When aggregated, the foregoing adjustments are expected to increase pro forma net income over GAAP net income by approximately $12 million for the 2nd quarter 2007 and $70 million for full-year 2007.  On a per share basis, the Company estimates GAAP net income of approximately $0.52 to $0.62 per diluted share for the 2nd quarter 2007 and GAAP net income of approximately $1.25 to $1.45 per diluted share for the full-year 2007.

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About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) operates priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Priceline Europe, a leading European online hotel reservation service.

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service.  In addition to getting all the best published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter™ advanced search technology, create packages to save even more money, and take advantage of priceline.com’s famous Name-Your-Own-Price® service, which can deliver the lowest prices available.

Priceline Europe operates one of Europe’s fastest growing hotel reservation services through its Booking.com network of hotel reservation services, Activehotels.com and priceline.co.uk.  Priceline Europe operates in 40 countries in 12 languages and offers its customers in Europe and the U.S. access to approximately 25,000 participating European hotels.

Priceline.com also operates the following travel websites:  Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

For more information about priceline.com:

To book flights http://www.priceline.com/flights/

To book hotels http://www.priceline.com/hotels/

To book rental cars http://www.priceline.com/rentalcars/

To book a vacation package http://www.priceline.com/vacationpackages/

To book a cruise http://www.pricelinecruiseoutlet.com

To see our PriceBreakers deals: http://www.priceline.com/pricebreakers

For check our travel guides: http://travela.priceline.com/travelguides/

To watch out TV ads: http://www.priceline.com/promo/shatner_pcln_negotiator.asp

Other priceline.com affiliated sites include:

General travel information and trip planning http://www.mytravelguide.com

Travel reservations http://www.lowestfare.com

   http://www.travelweb.com

Rental cars http://www.RentalCars.com

                   http://www.BreezeNet.com

European hotels http://www.booking.com

                           http://www.priceline.co.uk

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Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “goal,” “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,” “plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

— adverse changes in general market conditions for leisure and other travel services as a result of, among other things, terrorist attacks, natural disasters, or the outbreak of an epidemic or pandemic disease;

— adverse changes in the Company’s relationships with airlines and other product and  service providers which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s “retail” or “opaque” services, or both);

— the loss or reduction of global distribution fees;

— the bankruptcy or insolvency of another major domestic airline;

— the effects of increased competition;

— systems-related failures and/or security breaches, including without limitation, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach;

— difficulties integrating recent acquisitions, such as Booking.com Ltd. and Booking.com B.V., including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

— a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

— legal and regulatory risks; and

— the ability to attract and retain qualified personnel.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma revenue, Pro forma gross profit, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies.  Priceline.com believes that pro forma revenue, pro forma gross profit, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods.  Pro forma financial information is adjusted for the following items:

•                  Cash expenses associated with the settlement of the 2000 securities litigation are excluded because of the non-recurring nature of the settlement.

•                  Cash benefit associated with the refund of excise taxes paid on merchant airline tickets that was approved for payment by the Internal Revenue Service is excluded because of its non-recurring nature.

•                  Amortization expense of acquisition-related intangibles is excluded from pro forma gross profit and pro forma net income because it does not impact cash earnings.

•                  Stock-based compensation expense and the non-cash expense associated with the payment of preferred stock dividends are excluded from pro forma net income because they do not impact cash earnings and are reflected in earnings per share through increased share counts.

•                  Option payroll tax expense is excluded because the expense is driven primarily by stock option exercise activity and the market price of priceline.com’s common stock and often shows volatility unrelated to operating results.

•                  The restructuring charge, net is excluded because it can impact comparability of earnings with historical results from prior periods.

•                  Income tax (expense) benefit is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carryforwards.

•                  Minority interest is adjusted for the impact of certain of the pro forma adjustments described above.

•                  Finally, for calculating pro forma net income per share:

o                 net income is adjusted for the impact of the pro forma adjustments described above

o                 fully diluted share count is adjusted to include the anti-dilutive impact of  the Conversion Spread Hedges that increase the effective conversion price of the 2011 Notes and 2013 Notes from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

o                 fully diluted share count in 2006 is adjusted to exclude the impact of EITF 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”), because the common stock that underlie priceline.com’s 1% Convertible Senior Notes and priceline.com’s 2.25% Convertible Senior Notes were not issuable because our common stock did not trade above the respective contingent conversion prices.

o                 All common stock warrants and shares of restricted common stock are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude our preferred stock dividend and stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States.  The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

priceline.com Incorporated

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
ASSETS	2007	2006

Current assets:
Cash and cash equivalents	$454,988	$423,577
Restricted cash	2,624	2,459
Short-term investments	—	7,983
Accounts receivable, net of allowance for doubtful accounts of $2,136 and $1,651, respectively	52,134	48,536
Prepaid expenses and other current assets	46,007	20,534
Total current assets	555,753	503,089

Property and equipment, net	21,400	21,691
Intangible assets, net	148,261	152,925
Goodwill	228,354	226,707
Deferred taxes	190,947	179,392
Other assets	21,024	21,844

Total assets	$1,165,739	$1,105,648

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$57,906	$49,032
Accrued expenses and other current liabilities	96,533	46,872
Deferred merchant bookings	8,769	4,768
Convertible debt	568,980	—
Total current liabilities	732,188	100,672

Deferred taxes	39,160	39,714
Other long-term liabilities	11,466	11,885
Minority interest	23,218	22,486
Convertible debt	—	568,865
Total liabilities	806,032	743,622

Series B mandatorily redeemable preferred stock, $0.01 par value, 80,000 authorized shares; $1,000 liquidation value per share; 80,000 shares issued and 0 and 13,470 shares outstanding, respectively	—	13,470

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 44,514,707 and 43,215,712 shares issued, respectively	342	331
Treasury stock, 6,630,313 and 6,603,050 shares, respectively	(487,893)	(486,468)
Additional paid-in capital	2,096,021	2,070,379
Accumulated deficit	(1,278,304)	(1,262,033)
Accumulated other comprehensive income	29,541	26,347
Total stockholders’ equity	359,707	348,556

Total liabilities and stockholders’ equity	$1,165,739	$1,105,648

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006

Merchant revenues, including $15,878 excise tax refund in 2007	$246,011	$210,438
Agency revenues	54,511	30,381
Other revenues	867	1,095
Total revenues	301,389	241,914

Cost of merchant revenues	181,672	169,683
Cost of agency revenues	—	—
Cost of other revenues	—	—
Total costs of revenues	181,672	169,683

Gross profit	119,717	72,231

Operating expenses:
Advertising - Offline	11,334	9,438
Advertising - Online	31,927	21,861
Sales and marketing	11,410	9,582
Personnel, including stock-based compensation of $3,166 and $3,017, respectively	21,490	16,454
General and administrative, including net cost of litigation settlement of $54,857 in 2007, and option payroll taxes of $438 and $89, respectively	63,875	5,737
Information technology	2,911	2,307
Depreciation and amortization	8,505	7,946
Restructuring charge, net	—	135

Total operating expenses	151,452	73,460

Operating loss	(31,735)	(1,229)

Other income (expense):
Interest income, including $2,786 of interest on excise tax refund in 2007	8,203	1,575
Interest expense	(2,470)	(1,498)
Other	(214)	111
Total other income	5,519	188

Loss before income taxes, equity in income (loss) of investees and minority interests	(26,216)	(1,041)
Income tax benefit	11,593	741
Equity in income (loss) of investees and minority interests	(93)	201
Net loss	(14,716)	(99)
Preferred stock dividend	(1,555)	(865)

Net loss applicable to common stockholders	$(16,271)	$(964)

Net loss applicable to common stockholders per basic common share	$(0.44)	$(0.02)

Weighted average number of basic common shares outstanding	37,191	39,380

Net loss applicable to common stockholders per diluted common share	$(0.44)	$(0.02)

Weighted average number of diluted common shares outstanding	37,191	39,380

priceline.com Incorporated
RECONCILIATION OF GAAP TO PRO FORMA
(unaudited)
(In thousands, except per share data)

		Three Months Ended
RECONCILIATION OF GAAP TO PRO FORMA REVENUE		March 31, 2007	March 31, 2006

	GAAP Revenue	$301,389	$241,914

(a)	Airline excise tax refund	(15,878)	—

	Pro Forma Revenue	$285,511	$241,914

		Three Months Ended
RECONCILIATION OF GAAP TO PRO FORMA GROSS PROFIT		March 31, 2007	March 31, 2006

	GAAP Gross Profit	$119,717	$72,231

(a)	Airline excise tax refund	(15,878)	—
(b)	Amortization of acquired intangible assets in Cost of revenues	—	340

	Pro Forma Gross Profit	$103,839	$72,571

		Three Months Ended
RECONCILIATION OF GAAP NET LOSS TO PRO FORMA NET INCOME		March 31, 2007	March 31, 2006

	GAAP Net Loss	$(16,271)	$(964)

(a)	Airline excise tax refund	(15,878)	—
(b)	Amortization of acquired intangible assets in Cost of revenues	—	340
(b)	Amortization of acquired intangible assets in Depreciation and amortization	5,913	5,559
(c)	Stock-based compensation	3,166	3,017
(d)	Securities litigation settlement, net of insurance contribution	54,857	—
(d)	Stock option payroll taxes	438	89
(e)	Accrued interest income on excise tax refund	(2,786)
(f)	Restructuring charge	—	135
(g)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes	(13,303)	(1,090)
(h)	Impact on minority interests of other pro forma adjustments	(307)	(383)
(f)	Preferred stock dividend	1,555	865

	Pro Forma Net Income	$17,384	$7,568

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS) PER
	DILUTED COMMON SHARE

	GAAP Weighted average number of diluted common shares outstanding	37,191	39,380

(i)	Adjustment for impact of convertible debt, stock options and restricted stock	3,853	6,115
(j)	Adjustment for Conversion Spread Hedges	(1,447)	—
(k)	Adjustment for warrants and restricted stock	641	1,156
(l)	Adjustment for impact of EITF 04-08 on convertible debt	—	(5,760)

	Pro Forma Weighted average number of diluted common shares outstanding	40,238	40,891

	Net income (loss) applicable to common stockholders per diluted common share:
	GAAP	$(0.44)	$(0.02)

	Pro Forma	$0.43	$0.19

(a)          Airline excise tax refund is recorded in Revenue

(b)          Amortization of acquired intangible assets is recorded in Cost of revenues and Depreciation and amortization

(c)          Stock-based compensation is recorded in Personnel expense

(d)          Securities litigation settlement and option payroll taxes are recorded in General and administrative expense

(e)          Accrued interest income on excise tax refund is recorded in Interest income

(f)            Restructuring charge and Preferred stock dividend are recorded in those respective expense line items

(g)         Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes are recorded in Income tax benefit

(h)         Impact on minority interests of other pro forma adjustments are recorded in Equity in income (loss) of investees and minority interests

(i)            Common share equivalents related to convertible debt, stock options and restricted stock were excluded from the calculation of GAAP net income per share because their inclusion would be anti-dilutive since there was a GAAP net loss

(j)            Reflects the impact of the Conversion Spread Hedges that increase the effective conversion price of the Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

(k)        All common stock warrants and shares of restricted common stock are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude our preferred stock dividend and stock-based compensation expense

(l)            Excludes the GAAP dilutive impact of convertible debt pursuant to EITF 04-08 because the common stock underlying the convertible debt was not issuable since our common stock did not trade above the contingent conversion prices

priceline.com Incorporated
Statistical Data
Dollar and unit data in thousands

Gross Bookings	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06	1Q07

Domestic	$491,949	$446,232	$378,301	$474,007	$570,757	$504,752	$423,275	$478,812
International	77,515	164,822	158,460	272,814	356,593	398,416	319,136	519,679
Total	$569,464	$611,054	$536,761	$746,821	$927,350	$903,168	$742,410	$998,491

Agency	$266,447	$343,214	$323,900	$480,506	$609,284	$600,406	$491,070	$710,528
Merchant	303,017	267,840	212,861	266,315	318,066	302,762	251,340	287,963
Total	$569,464	$611,054	$536,761	$746,821	$927,350	$903,168	$742,410	$998,491

Year/Year Growth
Domestic	4.6%	5.0%	3.0%	8.3%	16.0%	13.1%	11.9%	1.0%
International	2512.1%	1474.3%	223.5%	279.4%	360.0%	141.7%	101.4%	90.5%
excluding F/X impact	2396.4%	1475.6%	250.8%	313.8%	361.5%	131.8%	86.3%	74.5%

Agency	51.2%	118.7%	63.9%	98.6%	128.7%	74.9%	51.6%	47.9%
Merchant	2.0%	-3.8%	-2.6%	-0.6%	5.0%	13.0%	18.1%	8.1%

Total	20.3%	40.4%	29.0%	46.5%	62.8%	47.8%	38.3%	33.7%

Units Sold	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06	1Q07

Airline Tickets	789	680	582	728	821	666	588	639
Year/Year Growth	-4.1%	-6.2%	-9.6%	-2.6%	4.1%	-2.0%	0.9%	-12.2%

Hotel Room-Nights	2,736	3,499	2,968	4,153	4,995	5,238	4,265	5,955
Year/Year Growth	37.1%	67.7%	47.8%	62.5%	82.5%	49.7%	43.7%	43.4%

Rental Car Days	1,535	1,692	1,315	1,621	2,000	2,044	1,789	2,003
Year/Year Growth	8.9%	24.0%	23.4%	26.8%	30.3%	20.8%	36.1%	23.6%

	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06	1Q07

Revenue	$266,557	$258,797	$203,913	$241,914	$307,651	$313,467	$260,071	$301,389
Year/Year Growth	2.8%	9.7%	4.6%	3.7%	15.4%	21.1%	27.5%	24.6%

Gross Profit	$65,234	$80,002	$64,919	$72,231	$105,804	$123,547	$99,517	$119,717
Year/Year Growth	21.3%	56.5%	30.1%	25.2%	62.2%	54.4%	53.3%	65.7%

Gross Bookings represent the total dollar value of travel booked, inclusive of taxes and fees.

All figures reflect results from Booking.com B.V. since acquisition.